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                                                                    Exhibit 3.18



                                                                  EXECUTION COPY

                               SECOND AMENDMENT TO
            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                             NET 3 ACQUISITION L.P.

                  This SECOND AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NET 3 ACQUISITION L.P. (this "Amendment") is made and entered into effective as of June 19, 2003 by and among the entities and individuals signatory hereto.

                  A. Net 3 Acquisition L.P., a Delaware limited partnership (the "Partnership") is governed by that certain Amended and Restated Agreement of Limited Partnership, dated effective as of November 28, 2001, as amended by the First Amendment thereto (the "Agreement"). Unless otherwise defined, all capitalized terms used herein shall have such meaning ascribed such terms in the Agreement.

                  B. Lexington Corporate Properties Trust, a Maryland real estate investment trust ("LXP") is the sole unitholder of each of (i) Lex GP-1 Trust, a Delaware statutory trust ("Lex GP") and (ii) Lex LP-1 Trust, a Delaware statutory trust ("Lex LP"). Lex GP is the general partner of the Partnership, Lepercq Corporate Income Fund L.P., a Delaware limited partnership, and Lepercq Corporate Income Fund II L.P., a Delaware limited partnership (collectively, the "Operating Partnerships"). Lex LP is the Initial Limited Partner of each of the Operating Partnerships.

                  C. As of the date hereof, LXP has completed the offer and sale (the "Offering") to the Underwriters (as defined in the Underwriting Agreement, dated as of June 10, 2003, by and among Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Raymond James, Friedman Billings Ramsey, Advest, Inc., BB&T Capital Markets and Ferris, Baker Watts Incorporated, on the one hand, and LXP and the Operating Partnerships, on the other) of 3,160,000 preferred shares of beneficial interest, classified as 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of LXP ("Preferred Shares"), pursuant to a prospectus supplement dated June 10, 2003 and the accompanying base prospectus dated April 10, 1998.

                  D. The Preferred Shares carry a cumulative preferred dividend and liquidation preference further described in the Articles Supplementary of LXP, dated as of June 17, 2003.

                  E. Pursuant to Section 4.2 of the Agreement, the Partnership may issue additional partnership interests to LXP and its affiliates in connection with the issuance of shares by LXP provided LXP makes a capital contribution to the Partnership of the proceeds raised in connection with such issuance.

                  F. LXP has agreed to contribute a portion of the proceeds of the Offering to the Partnership in exchange for Series B Preferred Operating Partnership Units ("Preferred OP Units") in the Partnership to be issued to an affiliate of LXP, Lex LP.

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                  G.       As required by Section 4.2 of the Agreement, the
Preferred OP Units have designations, preferences and other rights such that the economic interests are substantially similar to the designations, preferences and other rights of the Preferred Shares, as further described and set forth in the Certificate of Designation for the Preferred OP Units attached hereto as Annex I (the "Certificate of Designation").

                  H. As of the date hereof, and pursuant to the terms of the Agreement, the parties hereto desire to amend the Agreement to reflect the issuance of 486,201 Preferred OP Units to Lex LP by amending and restating Exhibit A to the Agreement and (ii) the admission of Lex LP as a Limited Partner holding Preferred OP Units (a "Preferred Limited Partner").

                  NOW, THEREFORE, the undersigned, being desirous of effectuating the foregoing and amending the Agreement accordingly, hereby enter into this Amendment and amend the Agreement as follows:

                  1. Certificate of Designation; Preferred Limited Partner. The Agreement is hereby amended to the extent necessary to reflect that the rights, preferences and privileges of the Preferred OP Units and the Preferred Limited Partner, shall be as set forth in the Certificate of Designation which is hereby attached as Annex I to the Agreement and made a part hereof. To the extent there is a conflict between the terms of the Certificate of Designation and the terms of the Agreement, the terms of the Certificate of Designation shall control.

                  2. Exhibit A. Exhibit A to the Agreement is deleted in its entirety and replaced with Exhibit A hereto.

                  3. Miscellaneous. Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment on behalf of the Partnership in accordance with the provisions of
Section 14.1 of the Agreement as of the date first written above.

                                      GENERAL PARTNER:

                                      LEX GP-1 TRUST

                                      By: /s/ T. Wilson Eglin
                                          -------------------
                                          Name:  T. Wilson Eglin
                                          Title: Vice President

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                                    EXHIBIT A

                                    PARTNERS

                                          Number Of Common      Number Of Special    Number Of Preferred
Name And Address                                Units         Limited Partner Units        OP Units       Capital Contribution
----------------                          ----------------    ---------------------  -------------------  --------------------
General Partner:

Lex GP-1 Trust.                                 44,410                                                       $   643,500.90
c/o Lexington Corporate Properties Trust
355 Lexington Avenue
New York, New York 10017

Initial Limited Partner:

Lex LP-1 Trust                               4,396,584                                                       $63,706,502.16
c/o Lexington Corporate Properties Trust
355 Lexington Avenue
New York, New York 10017

Special Limited Partner:

The LCP Group, L.P.                                                   44,858                                 $   649,992.42
711 Westchester Avenue
White Plains, New York 10604

Preferred Limited Partner:

Lex LP-1 Trust                                                                              486,201          $  12,155,025
c/o Lexington Corporate Properties Trust
355 Lexington Avenue
New York, New York 10017
                                             ---------                ------                -------          --------------
                                             4,440,994                44,858                486,201          $77,155,020.48
                                             =========                ======                =======          ==============